Exhibit 5.1
May 23, 2016

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, TX 78258

Ladies and Gentlemen:
We are acting as special Nevada counsel for Abraxas Petroleum Corporation, a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of 28,750,000 shares of its common stock, par value $0.01 per share (the “Common Stock”) pursuant to that certain Underwriting Agreement, dated May 19, 2016 (the “Underwriting Agreement”), relating to the offering and sale of the Common Stock by and among the Company and the representatives, on their behalf and on behalf of the several underwriters named therein.

We have reviewed and are familiar with (a) the registration statement on Form S-3 (File No.  333-188110), as amended, with respect to the shares of Common Stock being sold by the Company (the “Registration Statement”), together with the prospectus dated June 13, 2013 (the “Base Prospectus”) included in the Registration Statement, the preliminary prospectus supplement dated May 19, 2016 (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”); and the prospectus supplement dated May 19, 2016 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (b) the Company’s Articles of Incorporation, as amended, and Bylaws, (c) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Common Stock, which representations we have assumed the validity of and relied on, and (d) such other matters as we have deemed necessary for this opinion.
Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Company under the Registration Statement and the Prospectus, when issued in accordance with the terms of the Registration Statement and the Prospectus, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference

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of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP